UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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ENZON PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)

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The following is a prepared statement made by Jeffrey H. Buchalter, Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc., at Enzon’s 2009 annual meeting of stockholders held on May 21, 2009:

“Over the past 4.5 years since I joined and became the President and CEO of Enzon we have worked diligently to build a biopharmaceutical company that was financially strong and embraced innovation and novelty. Recognizing the intrinsic risks associated with developing new therapeutics we establish objectives to mitigate risk in several ways:

1. Hire the best and most experienced individuals to work on these programs.

2. Balance the pipeline by utilizing multiple technology platforms, and

3. Remain disciplined and know when to stop investing in a drug candidate (MBL).

Enzon today is exactly what we sought to create. We have reduced our debt, we have increased our revenues, and we have built an exciting and novel pipeline.

Going forward, shareholders should remain confident that our fundamentals are strong allowing us to invest in our collective future by continuing to develop our pipeline. In addition, we are very excited about the continued growth we have seen with Oncaspar and, as you know, we are investing in next generation replacement products for both Adagen and Oncaspar. The success of these programs will create even more value for these products as opportunity to commercialize them globally will be more feasible and the manufacturing processes will be state of the art—meaning the cost of manufacturing them should improve. All of this coupled with our royalty stream makes Enzon's value proposition very strong and the envy of many companies that are running out of cash and have no source of revenue or income.

We will continue to update all shareholders through the course of the year as we advance our programs.

Shareholders today, in support of our Board's recommendation, elected 2 new Directors to the Enzon Board. I am looking forward to welcoming them into our Board room, and expect their perspectives and respective experience will add favorably to the dynamics of an already impressive Board. You might know we have some of the most experienced pharmaceutical talent on our Board today and that, coupled with a management team that has a proven track record, give all of us the best potential outcome. Collectively we are all focused on delivering shareholder value and believe the best way to do that is with continued investment in our pipeline.”

Additional Information and Where to Find It

Enzon Pharmaceuticals, Inc. (the “Company”) and its directors and certain executive officers may be deemed to be participants in the solicitation of consent revocations from stockholders in connection with a consent solicitation (the “Consent Solicitation”) DellaCamera Capital Management, LLC and certain of its affiliates have stated that they intend to conduct. The Company has filed a revised preliminary consent revocation statement (the “Consent Revocation Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the solicitation of consent revocations in connection with the Consent Solicitation. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for the 2009 annual meeting of stockholders, which was filed with the SEC on April 13, 2009 and may be obtained free of charge from the SEC’s website at http://www.sec.gov and the Company’s website at http://www.enzon.com.

Promptly after filing its definitive Consent Revocation Statement with the SEC, the Company will mail the definitive Consent Revocation Statement and a form of consent revocation card to each stockholder entitled to deliver a written consent in connection with the Consent Solicitation. STOCKHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the Consent Revocation from the SEC’s website at http://www.sec.gov, the Company’s website at http://www.enzon.com, or by contacting Craig Tooman of the Company, c/o Enzon Pharmaceuticals, Inc., 685 Route 202/206, Bridgewater, New Jersey 08807.